                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration File No.: 333-58328

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 12, 2001)


                             Dated December 12, 2001

                                 $300,000,000


                    [L-3 COMMUNICATIONS HOLDINGS, INC. LOGO]


                       L-3 COMMUNICATIONS HOLDINGS, INC.
             5.25% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009
                 AND 3,680,982 SHARES OF COMMON STOCK ISSUABLE
                         UPON CONVERSION OF THE NOTES

                                 Guaranteed by

L-3 Communications Corporation               L-3 Communications Storm Control Systems, Inc.
Electrodynamics, Inc.                        Microdyne Corporation
Henschel, Inc.                               MPRI, Inc.
Hygienetics Environmental Services, Inc.     Pac Ord, Inc.
Interstate Electronics Corporation           Power Paragon, Inc.
L-3 Communications DBS Microwave, Inc.       Southern California Microwave, Inc.
L-3 Communications ESSCO, Inc.               SPD Holdings, Inc.
L-3 Communications ILEX Systems, Inc.        SPD Electrical Systems, Inc.
L-3 Communications Aydin Corporation         SPD Switchgear, Inc.
L-3 Communications SPD Technologies, Inc.

--------------------------------------------------------------------------------

This prospectus supplement relates to:

-- $300,000,000 principal amount of 5.25% convertible senior subordinated notes due 2009;

-- The shares of our common stock issuable upon conversion of the notes; and

-- The subsidiary guarantees of the notes on behalf of each of our subsidiary guarantors.

This prospectus supplement, which supplements our prospectus dated April 12, 2001, contains information about the selling security holders.













NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

December 12, 2001

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Selling Security Holders ................................................   S-3


                             ---------------------


     You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

                            SELLING SECURITY HOLDERS

     The following table sets forth information, as of December 12, 2001, with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

                                                                    PRINCIPAL
                                                                    AMOUNT OF                         COMMON
                                                                      NOTES        PERCENT OF     STOCK ISSUABLE
                                                                  BENEFICIALLY      THE NOTES     UPON CONVERSION
NAME                                                                  OWNED           OWNED        OF THE NOTES
----                                                             --------------   ------------   ----------------
1976 Distribution Trust FBO
  A. R. Lauder Zinterhofer ...................................    $     8,000            --               98
1976 Distribution Trust FBO Jane A. Lauder ...................    $    16,000          0.01%             196
2000 Revocable Trust FBO
  A. R. Lauder Zinterhofer ...................................    $     8,000            --               98
ABN Amro Securities LLC ......................................    $ 6,000,000          2.00%          73,619
ACM Offshore Fund ............................................    $   850,000          0.28%          10,429
AIG/National Union Fire Insurance ............................    $   785,000          0.26%           9,631
Alexandra Global Investment Fund 1 Ltd .......................    $ 6,500,000          2.16%          79,754
Aloha Airlines Non-Pilots Pension Trust ......................    $   175,000          0.06%           2,147
Aloha Pilots Retirement Trust ................................    $   100,000          0.03%           1,226
Alpha U.S. Sub Fund VIII, LLC ................................    $   750,000          0.25%           9,202
Alpine Associates ............................................    $ 4,000,000          1.33%          49,079
Alpine Partners, L.P. ........................................    $   650,000          0.22%           7,975
Allstate Insurance Company ...................................    $ 1,000,000          0.33%          12,269
Allstate Life Insurance Company ..............................    $   400,000          0.13%           4,907
Amaranth Securities L.L.C. ...................................    $ 5,000,000          1.67%          61,349
American Motorist Insurance Corporation ......................    $   585,000          0.20%           7,177
Arapahoe County, Colorado ....................................    $    57,000          0.02%             699
Arbitex Master Fund, L.P. ....................................    $ 6,400,000          2.13%          78,527
Arkansas PERS ................................................    $   950,000          0.32%          11,656
Arkansas Teachers Retirement .................................    $ 3,885,000          1.30%          47,668
Associated Electric & Gas Insurance Services Limited .........    $   500,000          0.17%           6,134
BP Amoco Corporation Master Trust for Employee
Pension Plans ................................................    $ 7,700,000          2.56%          94,478
BP Amoco PLC, Master Trust ...................................    $   410,000          0.14%           5,030
BT Equity Opportunities ......................................    $ 2,000,000          0.67%          24,539
BT Strategy ..................................................    $ 1,000,000          0.33%          12,269
Bancroft Convertible Fund, Inc. ..............................    $ 1,000,000          0.33%          12,269
Bank Austria Cayman Islands* .................................    $ 4,500,000          1.50%          55,214

                                                                                      PRINCIPAL
                                                                                      AMOUNT OF                    COMMON
                                                                                        NOTES     PERCENT OF   STOCK ISSUABLE
                                                                                    BENEFICIALLY   THE NOTES   UPON CONVERSION
NAME                                                                                    OWNED        OWNED      OF THE NOTES
----                                                                               -------------------------- ----------------
Baptist Health of South Florida ..................................................  $   386,000       0.13%          4,736
Black Diamond Offshore, Ltd. .....................................................  $   753,000       0.25%          9,239
Boilermakers Blacksmith Pension Trust ............................................  $ 1,300,000       0.43%         15,950
Boston Museum of Fine Art ........................................................  $   115,000       0.04%          1,411
Brazos Small Cap Portfolio .......................................................  $12,700,000       4.23%        155,828
British Virgin Islands Social Security Board .....................................  $    42,000       0.01%            515
C&H Sugar Company Inc. ...........................................................  $   265,000       0.09%          3,251
CALAMOS (Registered Trademark)  Convertible Fund -- CALAMOS
  (Registered Trademark) Investment Trust ........................................  $ 2,920,000       0.97%         35,828
CALAMOS (Registered Trademark)  Convertible Growth and Income
  Fund -- CALAMOS (Registered Trademark)  Investment Trust .......................  $ 1,500,000       0.50%         18,404
CALAMOS (Registered Trademark)  Convertible Portfolio -- CALAMOS
  (Registered Trademark) Advisors Trust ..........................................  $   200,000       0.06%          2,453
CALAMOS (Registered Trademark)  Convertible Technology Fund --
CALAMOS (Registered Trademark)  Investment Trust .................................  $    60,000       0.02%            736
CALAMOS (Registered Trademark)  Global Convertible Fund -- CALAMOS
  (Registered Trademark) Investment Trust ........................................  $   320,000       0.11%          3,296
Chrysler Corporation Master Retirement Trust .....................................  $ 4,960,000       1.65%         60,858
City of New Orleans ..............................................................  $   239,000       0.08%          2,932
City University of New York ......................................................  $   142,000       0.05%          1,742
The Class IC Company Ltd. ........................................................  $ 2,750,000       0.92%         33,742
Continental Assurance Company ....................................................  $ 2,400,000       0.80%         29,447
Credit Lyonnais Securities (USA) Inc. ............................................  $ 2,000,000       0.67%         24,539
Deephaven Domestic Convertible Trading Ltd. ......................................  $ 8,100,000       2.70%         99,386
Deeprock & Co. ...................................................................  $ 1,000,000       0.33%         12,269
Delaware PERS ....................................................................  $ 1,400,000       0.47%         17,177
Delta Air Lines Master Trust (c/o Oaktree Capital
Management LLC) ..................................................................  $ 1,705,000       0.57%         20,920
Delta Pilots D&S Trust ...........................................................  $   605,000       0.20%          7,423
Deutsche Banc Alex Brown Inc. ....................................................  $ 9,536,000       2.72%        117,006
Double Black Diamond Offshore, LDC ...............................................  $ 3,113,000       1.04%         38,196
Drury University .................................................................  $    80,000       0.03%            981
Dylan (IMA) Limited ..............................................................  $ 2,000,000       0.67%         24,539
Ellsworth Convertible Growth and Income Fund, Inc. ...............................  $ 1,000,000       0.33%         12,269
Employee Benefit Convertible Securities Fund .....................................  $   240,000       0.08%          2,944
Engineers Joint Pension Fund .....................................................  $   469,000       0.16%          5,754
Enterprise Convertible Securities Fund ...........................................  $    95,000       0.03%          1,165
F. R. Convt. Sec. Fn. ............................................................  $    95,000       0.03%          1,165
First Union Securities Inc. ......................................................  $   450,000       0.15%          5,521
Froley Investment Company, Inc. ..................................................  $   235,000       0.08%          2,883
The Grable Foundation ............................................................  $   111,000       0.04%          1,361
Grady Hospital Foundation ........................................................  $   122,000       0.04%          1,496
Hawaiian Airlines Employees Pension Plan--IAM ....................................  $    80,000       0.03%            981
Hawaiian Airlines Pension Plan for Salaried Employees ............................  $    20,000       0.01%            245
Hawaiian Airlines Pilots Retirement Plan .........................................  $   160,000       0.05%          1,963
HFR Convertible Arbitrage Fund ...................................................  $   200,000       0.07%          2,453
Highbridge International LLC .....................................................  $15,000,000       5.00%        184,049
ICI American Holdings Trust ......................................................  $   750,000       0.25%          9,202
Independence Blue Cross ..........................................................  $   116,000       0.04%          1,423
